As filed with the Securities and Exchange Commission on February 11, 2000
                          Registration No. 333 - _____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------
                          INTELECT COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

  --------------------------                       -----------------------
           DELAWARE                                      76-0471342
 (STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
     OF INCORPORATION OR                            IDENTIFICATION NUMBER)
        ORGANIZATION)
                              1100 EXECUTIVE DRIVE
                             RICHARDSON, TEXAS 75081
                                 (972) 367-2100
                        (ADDRESS, INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)
                               HERMAN M. FRIETSCH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          INTELECT COMMUNICATIONS, INC.
                              1100 EXECUTIVE DRIVE
                             RICHARDSON, TEXAS 75081
                            TELEPHONE: (972) 367-2100
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH A COPY TO:
                                MICHAEL T. LARKIN
                              RYAN & SUDAN, L.L.P.
                             909 FANNIN, SUITE 3900
                              HOUSTON, TEXAS 77010
                            TELEPHONE: (713) 652-0501
                            TELECOPY: (713) 652-0503
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of the registration statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


Calculation of Registration Fee (See following page)

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE


================================================================================

                                        PROPOSED      PROPOSED
                                         MAXIMUM       MAXIMUM
TITLE OF SECURITIES   AMOUNT TO         OFFERING      AGGREGATE    AMOUNT OF
TO BE REGISTERED      BE REGISTERED      PRICE        OFFERING    REGISTRATION
                                      PER SHARE (2)     PRICE         FEE
Common Stock,
 $.01 par value      (1) 20,412,227      $4.61       $94,100,367    $24,843
================================================================================

(1) Represents shares to be sold by the Selling Stockholders listed under the title "Selling Stockholders" in this Prospectus.

(2) Pursuant to Rule 457(c), the registration fee for the above shares is calculated based upon the average of the high and low prices of Intelect common stock as reported on the NASDAQ Small Cap Market on February 4, 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

                                                                      PROSPECTUS
                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 2000

                          INTELECT COMMUNICATIONS, INC.

                        20,412,227 Shares of Common Stock

      The Selling Stockholders listed on pages 11 & 12 may offer and resell up to 20,412,227 shares of Intelect Communications, Inc. ("Intelect" or the "Company") common stock under this Prospectus, for each of their own accounts. The number of shares the Selling Stockholders may sell includes shares of common stock that currently are issued and outstanding and shares of common stock issuable upon exercise of warrants.

      We will not receive any proceeds from the sales covered by this Prospectus.

      Pursuant to an agreement dated as of December 17, 1999, we issued 5,000,000 shares of common stock to The Coastal Corporation Second Pension Trust ("Coastal") in repayment of debt owed by the Company to Coastal. We issued additional common stock and warrants in several unrelated private placements to accredited investors. For further information on the Selling Stockholders and each of these transactions see "Selling Stockholders" in this Prospectus.

      Our common stock is quoted on the Nasdaq Small Cap Market under the symbol "ICOM." On February 10, 2000, the last sale price of our common stock was $5.97.

      INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 2000.

                                 ABOUT INTELECT

      We design, develop, manufacture, market and sell products and services for converging voice, data and video networks. We established our current operations through a series of mergers in 1995 and 1996, at which time we defined four communications product platforms to respond to the increasing demands of speed and complexity in communications networks.

      We strategically focus our product lines and services to take advantage of the convergence of telecommunications and data communications. This convergence arises from the explosive growth in communication services (such as high-speed Internet, video and countless voice services), which is driving the demand for expansion of network capacities. These industry trends require today's network integrators and managers to manage multiple applications at multiple locations within available bandwidth resources while balancing the need for network reliability. We designed our product lines to meet these evolving markets and applications.

      We have developed and bring to market a new generation of intelligent flexible and scalable communications platform to allow customers to combine their current voice, data and video networks (telephone, computers, surveillance, etc.) into a single communications network, which would also upgrade their communications into the latest generation of high-speed technologies under a single network management system. More information about our products, markets and operations may be found in our Form 10-K annual report, filed on April 2, 1999, and our Form 10-Q quarterly reports, filed on May 17, August 16, and November 12, 1999.

      Our executive offices are located at 1100 Executive Drive, Richardson, Texas 75081; telephone (972) 367-2100.


                                  RISK FACTORS

      This prospectus and the documents it incorporates by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements accurately reflect our current view with respect to future events and financial performance. The future events we describe in these risk factors involve risks and uncertainties related to:

      o     general economic conditions in our product markets;

      o     our continuing development of our products;

      o     the market acceptance of our products;

      o     dependence on our suppliers;

      o     dependence on channels of distribution;

      o     competition;

      o     fluctuations in customer demand for our products;

      o     access to external sources of capital;

      o     execution of our margin improvement; and

      o     management of our corporate expansion.

      In this prospectus, the words "anticipate ," "believe," "expect," "intend," "plan," "future," and similar expressions identify forward-looking statements. Our actual results could differ materially from those that we project in the forward-looking statements as a result of factors that we have set forth throughout this document as well as factors of which we are currently not aware.

      Your investment in the shares offered by the Selling Stockholders in this Prospectus involves a high degree of risk and should not be made by you if you cannot afford the loss of your entire investment. In addition to the other information in this prospectus, or incorporated in this prospectus by reference, you should consider carefully the following risk factors before investing in the common stock offered by the Prospectus:

OUR STOCK PRICE MAY DROP DUE TO MARKET FLUCTUATIONS AND SALES OF LARGE NUMBERS OF OUR SHARES

      Intelect stock is quoted on the Nasdaq Small Cap Market. Based on historical trends in the market for our stock and for other similar technology company stocks, we anticipate that the trading price of our common stock may be subject to wide fluctuations in response to:

      o     quarterly variations in operating results;

      o     changes in actual earnings or in earnings estimates by analysts;

      o     our announcements of technological developments;

      o     our competitors' announcements of technological developments;

      o     general market conditions;or

      o     other events largely outside our control.

In addition, extreme price and volume fluctuations in the stock market have particularly affected the market prices of "high technology" stocks. These fluctuations were often disproportionate to or unrelated to the operating performance of these companies. These broad market fluctuations, general economic conditions or other factors outside our control may adversely affect the market price of our common stock.

      Large numbers of the shares offered under this Prospectus could be sold at the same time. Such sales, or the possibility of such sales, could significantly depress the market price of the common stock.

WE ARE NOT PROFITABLE; ABILITY TO CONTINUE AS GOING CONCERN

      We have incurred losses from continuing operations in 1998, 1997, and 1996 of $43,138,000, $20,241,000 and $43,039,000. Negative cash flows from operations in the same periods were, respectively, $22,929,000, $24,852,000 and $23,050,000. During the first nine months of 1999 we incurred losses from continuing operations of $20,788,000 and negative cash flow from operations of $13,703,000. We funded the negative cash flows by proceeds from borrowings under credit facilities and sales of preferred stock and common stock in the first nine months of 1999, and during 1998 and 1997 and by proceeds from issuance of convertible debentures in 1996. It is uncertain when, if ever, the Company will report operating income or positive cash flow from operations. If cash needs exceed available resources, there also can be no assurance that additional capital will be available through public or private equity or debt financing.

      The reports of Grant Thornton LLP and KPMG on the consolidated financial statements which are incorporated by reference into this Prospectus contain an explanatory paragraph that states that we have suffered recurring losses from continuing operations and are dependent upon the successful development and commercialization of our products and our ability to secure adequate sources of capital until we operate profitably. These matters raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR ABILITY TO BECOME PROFITABLE DEPENDS ON INCREASED SALES OF OUR PRODUCTS

      Our ability to become profitable will depend, in part, on the sales volume of our products. Increasing the sales volume will depend on our ability to:

      o     continue to develop our products;

      o     increase our sales and marketing activities;

      o     increase our manufacturing activities; and

      o     effectively compete against current and future competitors.

      We cannot assure you that we will be able to successfully increase the sales volumes of our products to achieve profitability. We also cannot assure that profitability and positive cash flow will be achieved when expected. If our sales plans are not achieved, operating losses and negative cash flows exceed our estimates, or capital requirements in connection with the design, development, and commercialization of our principal products are higher than estimated, we will need to raise additional capital. See page 5 regarding additional funding.


WE ARE NOT ABLE TO PREDICT SALES IN THE FUTURE AND A NUMBER OF FACTORS MAY CAUSE OUR PERIODIC RESULTS TO FLUCTUATE

      We are not able to accurately predict our sales in future quarters. In any quarter, a number of factors could affect our sales volumes and our ability to fill orders. Our periodic results have varied in the past. In the future, we expect our periodic operating results to vary significantly depending on, but not limited to, a number of factors, including:

      o     the market acceptance of our current and new products;

      o     engineering and development requirements;

      o     the size, timing and recognition of revenue from significant orders;

      o     increased competition;

      o     new product introductions or enhancements by competitors;

      o the proportion of revenues derived from distributors, value added resellers and other sales channels;

      o     changes in our pricing policies or those of our competitors;

      o     the financial stability of major customers;

      o     delays in the introduction of our products or product enhancements;

      o customer order deferrals in anticipation of upgrades and new products;

      o     customer concerns about our financial condition;

      o the costs and possible supply constraints of components we use to build our products;

      o     changes in regulation of our product markets;

      o     the timing and nature of expenses; and

      o     general economic conditions.

      Our expense levels are based, in part, on our expectations of future orders and sales, and we may be unable to adjust spending in a timely manner to compensate for any sales shortfall. If sales are below expectations, operating results are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in sales because a significant portion of our expenses do not vary with revenues. We may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. If new competitors, technological advances by existing competitors or other competitive factors require us to invest significantly greater resources in engineering and development efforts, the spending could materially adversely affect our operating results and financial condition.

      Because our marketing strategy targets relatively large potential customers, we anticipate that a small number of large orders may comprise a significant portion of our future product sales. None of our significant customers have entered into a long-term supply agreement requiring them to purchase a minimum amount of our products. Historically, sales to a relatively small number of customers have accounted for a significant portion of our total revenues, particularly with respect to our SONETLYNX and OMNILYNX products. We cannot assure that our principal customers will continue to purchase our products at current levels, if at all. Also, we cannot assure that we will be able to replace such purchases with sales to other customers. Any significant deferral of purchases of our products or the reduction, delay or cancellation of orders from one or more significant customers could materially and adversely affect our business, results of operations, and financial condition.

WE MAY NEED ADDITIONAL FUNDING IN THE FUTURE AND THESE FUNDS MAY NOT BE AVAILABLE TO US

      If our sales plans are not achieved, if operating losses and negative cash flows exceed our estimates, or if capital requirements of the design, development, and commercialization of our principal products are higher than estimated, we will need to raise additional capital. Although we believe we could raise additional capital through public or private equity or debt financings, if necessary, we cannot assure that such financings will be available, or available on acceptable terms. If such financing is needed but is not available, we have determined that a reduction of engineering, development, selling, and administrative costs would allow us to continue as a going concern. After such time, we will need to increase revenues over current levels to continue to operate in our current form.

OUR ABILITY TO GROW AND REMAIN COMPETITIVE DEPENDS ON OUR ABILITY TO FORESEE AND RESPOND TO RAPID TECHNOLOGICAL CHANGE WITH NEW PRODUCTS AND KEY PRODUCT ENHANCEMENTS

      Rapid technological change, evolving industry standards and frequent new product introductions and enhancements shape and can quickly change our current and planned product markets. New technologies or the emergence of new industry standards can render existing products or products under development obsolete or unmarketable. Our ability to grow and remain competitive depends, in large part, on our ability to anticipate changes in our product markets and to successfully develop and introduce new products on a timely basis. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes and a substantial capital commitment. In particular, we recently invested substantial resources toward the development of new products such as our OMNILYNX product. We have not yet completed development of all planned enhancements to the OMNILYNX product line. Development and customer acceptance of new products is inherently uncertain, and we cannot assure that we will complete developments on a timely basis or that products will be commercially successful. We compete or will be competing with established companies with greater financial resources and more developed channels of distribution. We cannot assure that customers will accept OMNILYNX enhancement. Any failure to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or any significant delays in product development or introduction, could materially adversely effect our business, operating results and financial condition.

COMPETITION FROM LARGER, BETTER ESTABLISHED ENTITIES IS INTENSE

      Competition in the converging voice and data communications industry is intense, and we believe that competition will increase substantially with the development of multimedia communications products, rapid technological changes, industry consolidations, new industry entrants, and potential regulatory changes. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, and a larger installed customer base than we have. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than we can. Our current or potential competitors may develop products and services comparable or superior to ours or adapt more quickly than we can to new technologies, evolving industry trends, or changing customer requirements. Increased competition as to any of our products or services could result in price reductions, reduced margins, and loss our market share, which could materially and adversely affect our business, results of operations, and financial condition.


WE DEPEND ON KEY MEMBERS OF OUR MANAGEMENT AND ENGINEERING STAFF, AND WE MUST RETAIN AND RECRUIT QUALIFIED INDIVIDUALS TO BE COMPETITIVE

      Our success depends in large part on the continued service of key creative, technical, marketing, sales and management personnel and our ability to attract, motivate and retain highly qualified employees. Because of the multifaceted nature of interactive media, key personnel often require a unique combination of creative and technical talents. Such personnel are in short supply, and the competition for their services is intense. Recruitment of such personnel can be a lengthy process. We have at-will employment arrangements with management and other personnel, meaning they may terminate their employment at any time. The loss of key personnel or failure to attract additional qualified employees could materially adversely affect our business, the results of operations and new product development efforts.

WE DEPEND ON THE SUPPLY OF PRODUCT COMPONENTS FROM OUTSIDE SUPPLIERS AND, IN SOME CASES, SINGLE SOURCES OF SUPPLY. WE DEPEND ON A SINGLE MANUFACTURING FACILITY

      The majority of the components required to assemble our products come from outside sources. The supply level of and the lead time in delivering certain key components changes and is difficult to predict with any certainty. Occasional unexpected shortages of or significant increases in the price of components could materially and adversely affect our business, results of operations, and financial condition.

      We rely on a single source for certain key components and do not have supply commitments for those components. If we lose the ability to obtain these components from our current suppliers, we will have difficulty replacing this supply of components in a short time frame. Many of our vendors extend us credit for the components they supply. Poor credit terms would materially adversely affect our business, results of operations, and financial condition.

      We buy a fiber optic interface card for the OMNILYNX product from a small company which is the sole source for this component. We also buy a video codec card used in OMNILYNX video applications from another small company which is the sole source. Delays in delivery of either component would restrict our ability to increase sales. If either vendor fails to meet commitments, we intend to rely on its in-house manufacturing capabilities. However, the conversion to in-house backup supply would involve some interruption in our production and could materially adversely affect our business, results of operations, and financial condition.

      We use fiber optic connectors made by a single vendor in the OMNILYNX product. Equivalent components are available from other vendors, but their use would require a redesign of the method of connecting to the fiber. This would cause significant delays in delivery of the product and could materially adversely effect our business, results of operations, and financial condition. Our strategy is to forecast requirements and build inventories that comprehend vendor lead times.

      We have one manufacturing facility for OMNILYNX products, and our revenues depend on its continued operation. While third-party manufacturers could be utilized for a significant portion of the manufacturing process, operational problems at the facility could materially adversely affect our business, results of operations, and financial condition.

WE DEPEND ON THIRD PARTIES TO MARKET AND SERVICE OUR PRODUCTS

      Although we expect to continue to market our products directly to certain accounts, we intend to maintain a network of resellers, consisting primarily of distributors, value-added resellers, and systems integrators with established distribution channels for communications products, to market our products and educate potential end-users and service providers about our products. Our future prospects depend in large part on our development of relationships with third parties and their marketing and product service efforts. We cannot assure that we will be able, for financial or other reasons, to finalize third-party distribution or marketing agreements or that such arrangements will result in the successful commercialization of any of our products. Failure to develop third party marketing and service arrangements or failure of third parties to effectively market and service our products could materially adversely affect our business or our financial condition.

WE RELY ON PATENTS AND OTHER PROPRIETARY INFORMATION. THE LOSS OF, OR A DISPUTE REGARDING, PROPRIETARY INFORMATION OR INTELLECTUAL PROPERTY RIGHTS WOULD NEGATIVELY AFFECT OUR BUSINESS

      Our success depends, in part, on our ability to maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of third parties or having third parties circumvent our intellectual property rights. We have three issued U.S. patents. Fifteen additional patents are pending. We cannot assure that the patents will provide us with any competitive advantages or will not be challenged by any third parties. Likewise, the intellectual property rights of others could impede our ability to do business. Additionally, third parties may be able to circumvent our patents. Our patent applications may be denied. Furthermore, it is possible that others could independently develop similar products, duplicate our products, or design around our patented products.

      We have received notice that we may be infringing on certain intellectual property rights of others. We have asked legal counsel to evaluate these claims. We may have to obtain licenses from third parties to avoid infringing patents or other proprietary rights. We cannot assure that any licenses required under any such patents or proprietary rights would be made available, if at all, on acceptable terms. Failure to obtain these licenses could delay product introductions, or prohibit our development, manufacture or sale of products requiring such licenses. In addition, we could incur substantial costs in defending or prosecuting lawsuits to protect our patents or other proprietary rights. Intellectual property plaintiffs could obtain injunctive or other equitable relief which could effectively block our ability to sell our products in the United States and abroad, and could obtain an award of substantial damages. Either result could materially adversely affect our business, results of operations, and financial condition

      Much of our know-how and technology may not be patentable. To protect our rights, we require many employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure that these agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Furthermore, independent development by competitors of competing technologies could materially adversely affect our business, results of operations and financial condition, especially if we do not obtain patent protection or if our patent protection is narrowly defined.

NUMEROUS GOVERNMENTAL REGULATIONS AFFECT OUR BUSINESS AND OUR PRODUCTS

      While most of our operations are not directly regulated, some of our customers are telecommunications service providers who are heavily regulated at both the federal and state levels. Such regulation may limit the number of potential customers for our services or impede our ability to offer competitive services to the market, or otherwise materially adversely affect our business, results of operations, and financial condition. At the same time, recent deregulation of the telecommunications industry may facilitate the entrance of new competitors or industry consolidation. This could subject us to additional competitors, increased pricing pressures, decreased demand for our products or services, increased cost of doing business or other factors that could materially adversely affect our business, results of operations, and financial condition.

WE MAY BE SUBJECT TO SIGNIFICANT CONTINGENT LIABILITIES

      In connection with the sale of former operations in November 1995, our subsidiary Intelect Communications Systems Limited agreed to indemnify Savage Sports Corporation, the purchaser of Savage Arms, Inc. (a manufacturer of fire arms) for potential losses associated with product liability, environmental matters, employee matters and other similar items. Certain of these indemnity obligations survive indefinitely. A finding of liability against Intelect Communications Systems Limited could materially adversely affect our business, results of operations, and financial condition. Furthermore, we could incur substantial costs (including the diversion of the attention of management) in defending lawsuits relating to these indemnity obligations.

      One of the liabilities assumed in the 1995 sale involves a firearms product liability lawsuit which one defendant, Western Auto Supply Co., settled for $5 million and, in turn, has asserted a third-party claim against Savage Arms, Inc. for indemnification in the amount of the settlement plus attorneys' fees and related costs (the "Taylor litigation"). Savage Arms has asserted defenses to the claims and we believe additional defenses may be available. Based on the information available to date, it is impossible to predict the outcome of this litigation or to assess the probability of any verdict.

      Savage Sports Corporation also seeks indemnification for certain other products liability claims. Intelect Communications Systems Limited has undertaken the defense of a lawsuit filed against Savage Arms, Inc. by Emhart Industries, Inc. in the United States District Court for the District of Massachusetts, in which Emhart requests indemnification from Savage Arms (to date, approximately $2.2 million). We have asserted additional defenses. The parties are in discovery and we cannot at this time predict the outcome of the litigation.

      An adverse outcome in the Taylor or Emhart litigation would materially adversely affect our financial condition and the results of operation.

      A shareholders class action lawsuit was filed in the U.S. District Court for the Northern District of Texas purported to have been filed on behalf of all persons and entities who purchased Intelect common stock during the period between February 24, 1998 and November 17, 1998. The named defendants include Intelect Network Technologies Company, certain former and present officers and directors of the Company, and Arthur Andersen, LLP. The complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making false and misleading statements concerning Intelect's reported financial results during the period, primarily relating to revenue recognition, asset impairment and capitalization issues. The plaintiffs seek monetary damages, interest, costs and expenses. The Company intends to defend the suit vigorously in all aspects.

OUR CHARTER, BYLAWS AND THE DELAWARE CORPORATE LAWS DISCOURAGE, DELAY OR PREVENT A CHANGE IN CONTROL OF INTELECT

      Certain provisions of our certificate of incorporation, by-laws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the company and limit the price that certain investors might be willing to pay in the future for shares of common stock. These provisions include:

      o     a classified Board of Directors;

      o provisions that the Board of Directors have exclusive authority to amend or change the By-laws;

      o the ability of the Board of Directors to authorize the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the common stock;

      o eliminating the stockholders' ability to take any action without a meeting;

      o eliminating the ability of stockholders to call special meetings without the required consent of the Board of Directors; and

      o establishment of certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings.

      We are also subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an "interested stockholder."

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov. Intelect common stock is traded on the Nasdaq Stock Market.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until this offering of common stock is terminated. This Prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents that we incorporate by reference are:

      (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

      (2)   Our Form 10-Q's filed on May 17, August 16, and November 12, 1999.

      (3) Our Form 8-K's filed on November 23, and December 22, 1999, and February 8, 2000.

      (4)   Our definitive Proxy Statement filed on April 30, 1999.

      (5) The description of our common stock contained in our Registration Statement on Form S-4 declared effective on October 30, 1997 (File No. 333-39063) and our Form 8-K filed on December 5, 1997.

      (6) All documents we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the common stock registered under this registration statement.

      To the extent that prior filings listed in numbers (1) - (5) above conflict with this Prospectus, those prior filings are modified by this Prospectus and included herein only as modified. To the extent that statements in this Prospectus or in the prior filings listed in numbers (1) - (5) above conflict with statements in future filings referenced in number (8) above, this Prospectus and the prior filings are modified by the future filings listed in number (6) above.

      For information on the consolidated financial statements see "Experts" in this Prospectus.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                 ROBERT P. CAPPS
                             CHIEF FINANCIAL OFFICER
                          INTELECT COMMUNICATIONS, INC.
                              1100 EXECUTIVE DRIVE
                             RICHARDSON, TEXAS 75081
                                 (972) 367-2100.



                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of common stock offered in this Prospectus.


                              SELLING STOCKHOLDERS

      The Selling Stockholders were issued the common stock covered by this Prospectus in a series of private placements as summarized below:

      Of the 20,412,227 shares of Common Stock being registered:

      (i) We issued 7,200,000 shares of common stock, and warrants for the purchase of 3,600,000 shares of common stock, to certain accredited investors in a private placement which closed on January 27, 2000. Such shares are registerable under registration rights agreements dated January 27, 2000.

      (ii) We issued warrants for the purchase of 720,000 shares of common stock to Stonegate Securities, Inc. ("Stonegate") in a private placement in connection with Stonegate's service as placement agent in the January 27, 2000 private placement described in (i) above. We issued 250,000 shares of common stock to Stonegate in a private placement for certain investment banking services performed by Stonegate.

      (iii) We issued 5,000,000 shares of common stock to The Coastal Corporation Second Pension Trust ("Coastal") in exchange for a reduction in Intelect's obligations under its credit facility with Coastal. We issued 364,726 shares of common stock to The Coastal Corporation Second Pension Trust ("Coastal") as dividends on the Company's $2.0145, 10% Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock") for the third quarter (142,719 shares) and fourth quarter (222,007 shares) of 1999.

      (iv) We issued 350,000 shares of common stock to Richard Dzanski pursuant to a settlement agreement for the settlement and dismissal of certain claims asserted by him against the Company.

      (v) We issued warrants to purchase 225,000 shares of common stock to Alpine Capital Partners, Inc. in connection with a private placement of convertible debentures which occurred on October 15, 1996.

      (vi) We are registering 450,500 shares for St. James Capital Partners, L.P. ("SJCP") and 1,802,001 shares for SJMB, L.P. ("SJMB"), (SJCP and SJMB collectively "St. James") which shares are included herein as a result of an agreement dated September 14, 1998 between the Company and the other parties thereto, as a result of anti-dilution provisions in warrants issued April 2, 1998 by the Company to St. James.

      (vii) As of February 10, 2000, we issued in a private placement transaction a warrant to purchase 115,000 shares of common stock at an exercise price of $3.00 per share to Peter Ianace in connection with a separation agreement with the Company.

      (vii) As of February 10, 2000, we issued in a private placement transaction 15,000 shares of common stock to Young Investment Advisor, an entity controlled by Roger Young, in consideration for certain advisory services rendered to the Company from 1995 to the present.

      In each case, the issuance of Intelect common stock to each of the Selling Stockholders was undertaken pursuant exemptions from registration under the Securities Act.

      Except as otherwise indicated, the table below sets forth the number of shares of Intelect common stock beneficially owned by each of the Selling Stockholders as of February 1, 2000, the number of shares of common stock to be offered by each Selling Stockholder under this Prospectus, and the number of shares of common stock to be beneficially owned by each Selling Stockholder if all of the shares of common stock offered hereby are sold as described herein.


-------------------------------------------------------------------------------
                                    NUMBER OF
                                    SHARES OF                     NUMBER OF
                                   COMMON STOCK                   SHARES OF
                                   BENEFICIALLY    NUMBER OF     COMMON STOCK
                                   OWNED AS OF     SHARES OF     BENEFICIALLY
                                   FEBRUARY 1,    COMMON STOCK   OWNED AFTER
  NAME OF SELLING STOCKHOLDER      2000 (1)      OFFERED HEREBY  OFFERING (6)
-------------------------------------------------------------------------------
The Coastal Corporation Second
Pension Trust ..................    14,263,508(2)     5,364,726     5,000,000
-----------------------------------------------------------------------------
St. James Capital Partners, L.P.       860,000(3)       750,500             0
-----------------------------------------------------------------------------
SJMB, L.P. .....................     4,088,001(4)     1,802,001             0
-----------------------------------------------------------------------------
Richard Dzanski ................       350,000          350,000             0
-----------------------------------------------------------------------------
Young Investment Advisor .......        15,000           15,000             0
-----------------------------------------------------------------------------
Peter Ianace....................       115,000(5)       115,000             0
-----------------------------------------------------------------------------
Stonegate Securities, Inc. .....       990,000          990,000             0
-----------------------------------------------------------------------------
Alpine Capital Partners, Inc. ..       337,500          225,000             0
-----------------------------------------------------------------------------
Apogee Fund, LP ................       180,000          180,000             0
-----------------------------------------------------------------------------
Mary Kathryn Norman ............        15,000           15,000             0
-----------------------------------------------------------------------------
Lighthouse Partners USA LP .....       870,000          870,000             0
-----------------------------------------------------------------------------
Erinch R. Ozada ................       600,000          600,000             0
-----------------------------------------------------------------------------
Pharos Fund Limited ............     2,262,000        2,262,000             0
-----------------------------------------------------------------------------
Lighthouse Investment Fund, LP .       336,000          336,000             0
-----------------------------------------------------------------------------
Eric Erdinch Ozada .............        60,000           60,000             0
-----------------------------------------------------------------------------
Balkir Zihnali .................        30,000           30,000             0
-----------------------------------------------------------------------------
Kenneth E. Higgins, Jr .........        12,000           12,000             0
-----------------------------------------------------------------------------
Joyce E. Heinzerling ...........        15,000           15,000             0
-----------------------------------------------------------------------------
Bank Morgan Stanley AG .........       600,000          600,000             0
-----------------------------------------------------------------------------
Endeavor Asset Management ......        60,000           60,000             0
-----------------------------------------------------------------------------
JPW Fund, Ltd. .................        60,000           60,000             0
-----------------------------------------------------------------------------
Geronimo Partners, L.P. ........       180,000          150,000        30,000
-----------------------------------------------------------------------------
EOS Partners(Offshore), L.P. ...         3,000            3,000             0
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
EOS Partners SBIC II, L.P. .....       219,000          219,000             0
-----------------------------------------------------------------------------
EOS Partners, L.P. .............        18,000           18,000             0
-----------------------------------------------------------------------------
Eurasian Capital Partners Fund,
L.P. ...........................       120,000          120,000             0
-----------------------------------------------------------------------------
Forest Performance Fund ........        37,500           37,500             0
-----------------------------------------------------------------------------
Forest Convertible Fund, LP ....        17,250           17,250             0
-----------------------------------------------------------------------------
Zurich HFR Master Hedge Fund,
Ltd. ...........................         5,250            5,250             0
-----------------------------------------------------------------------------
Graham Partners, L.P ...........        60,000           60,000             0
-----------------------------------------------------------------------------
Gryphon Partners, L.P. .........       750,000          750,000             0
-----------------------------------------------------------------------------
Archer Fund, L.P. ..............        60,000           60,000             0
-----------------------------------------------------------------------------
Lyon Capital, LLC ..............        60,000           60,000             0
-----------------------------------------------------------------------------
Jeff Coker .....................        15,000           15,000             0
-----------------------------------------------------------------------------
Warren W. Garden ...............        15,000           15,000             0
-----------------------------------------------------------------------------
Hathaway Partners Inv. Ltd. ....
Partnership ....................       145,000          120,000        25,000
-----------------------------------------------------------------------------
Montrose Investments Ltd. ......       285,000          285,000             0
-----------------------------------------------------------------------------
Duck Partners, L.P. ............       120,000          120,000             0
-----------------------------------------------------------------------------
Kingdon Partners ...............       180,000          180,000             0
-----------------------------------------------------------------------------
Europa International, Inc. .....        60,000           60,000             0
-----------------------------------------------------------------------------
LKCM Investment Partnership ....       255,000          255,000             0
-----------------------------------------------------------------------------
Bryan King & Mason King
Livestock Partnership ..........        15,000           15,000             0
-----------------------------------------------------------------------------
Stanford C. Finney, Jr .........       180,000          180,000             0
-----------------------------------------------------------------------------
Rainbow Trading Corporation ....       255,000          255,000             0
-----------------------------------------------------------------------------
Rainbow Trading Venture Partners        90,000           90,000             0
-----------------------------------------------------------------------------
Ridgecrest Partners, Ltd. ......        45,000           45,000             0
-----------------------------------------------------------------------------
Ridgecrest Partners QP, Ltd. ...       165,000          165,000             0
-----------------------------------------------------------------------------
Ridgecrest Partners, L.P. ......        15,000           15,000             0
-----------------------------------------------------------------------------
Sanford Prater .................        30,000           30,000             0
-----------------------------------------------------------------------------
Eugene McCaron .................        15,000           15,000             0
-----------------------------------------------------------------------------
David D. May ...................        30,000           30,000             0
-----------------------------------------------------------------------------
Stuart Kensinger ...............         9,000            6,000         3,000
-----------------------------------------------------------------------------
Doug Launius and Beth Launius ..       100,200           60,000        40,200
-----------------------------------------------------------------------------
John N. Giannukos ..............        60,500           60,000           500
-----------------------------------------------------------------------------
Michael J. Gaido, Jr ...........        30,000           30,000             0
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Emily Harris Todd & Christopher
Neal Todd ......................        30,000           30,000             0
-----------------------------------------------------------------------------
Paula L. Santoski ..............        30,000           30,000             0
-----------------------------------------------------------------------------
Diane Goodwin ..................        22,000           12,000        10,000
-----------------------------------------------------------------------------
Robert Garrison ................       109,400           60,000        49,400
-----------------------------------------------------------------------------
Nelson McCarter ................        12,000           12,000             0
-----------------------------------------------------------------------------
Don A. Sanders .................       195,000          195,000             0
-----------------------------------------------------------------------------
Christine M. Sanders ...........        15,000           15,000             0
-----------------------------------------------------------------------------
Bret D. Sanders ................        15,000           15,000             0
-----------------------------------------------------------------------------
Brad D. Sanders ................        15,000           15,000             0
-----------------------------------------------------------------------------
Laura K. Sanders ...............        15,000           15,000             0
-----------------------------------------------------------------------------
Susan Sanders Keller ...........        15,000           15,000             0
-----------------------------------------------------------------------------
Katherine U. Sanders ...........        60,000           60,000             0
-----------------------------------------------------------------------------
Ben T. Morris ..................        15,000           15,000             0
-----------------------------------------------------------------------------
Donald U. Weir & Julie E. Weir .        60,000           60,000             0
-----------------------------------------------------------------------------
Bruce R. McMaken ...............        15,000           15,000             0
-----------------------------------------------------------------------------
George L. Ball .................        15,000           15,000             0
-----------------------------------------------------------------------------
Morton A. Cohn .................       300,000          300,000             0
-----------------------------------------------------------------------------
Robert Larry Kinney ............        15,000           15,000             0
-----------------------------------------------------------------------------
Sanders Opportunities Fund, LP .       120,000          120,000             0
-----------------------------------------------------------------------------
Scout Capital Partners, L.P. ...        60,000           60,000             0
-----------------------------------------------------------------------------
Halifax Fund LP ................       150,000          150,000             0
-----------------------------------------------------------------------------
Valor Capital Management LP ....        60,000           60,000             0
-----------------------------------------------------------------------------
Carsam Capital II ..............        60,000           60,000             0
-----------------------------------------------------------------------------
Thomas O. Meadows ..............        17,000           15,000         2,000
-----------------------------------------------------------------------------
Jeffrey Thorp IRA Rollover Bear
Stearns Secs. Corp. Custodian ..       300,000          300,000             0
-----------------------------------------------------------------------------
Jesse & Michelle Shelmire ......        60,000           60,000             0
-----------------------------------------------------------------------------
Mark & Cynthia Gulis ...........        15,000           15,000             0
-----------------------------------------------------------------------------
Brent W. Clum ..................        30,000           30,000             0
-----------------------------------------------------------------------------
Robert L. Swisher, Jr ..........        45,000           45,000             0
-----------------------------------------------------------------------------
Charles C. Taylor ..............        15,000           15,000             0
-----------------------------------------------------------------------------
Ray Nixon, Jr. & Denise A. Nixon        60,000           60,000             0
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Delaware Charter Trustee FBO
Scott R. Griffith SEP-IRA ......        18,000           18,000             0
-----------------------------------------------------------------------------
Scott Griffith .................        42,000           42,000             0
-----------------------------------------------------------------------------
SGR & Associates 401K Profit
Sharing Plan FBO Tim Stobaugh ..         9,000            9,000             0
-----------------------------------------------------------------------------
Tim Stobaugh ...................         6,000            6,000             0
-----------------------------------------------------------------------------
Anne K Dahlson .................        40,000           30,000        10,000
-----------------------------------------------------------------------------
Richard A. Englander ...........        30,000           30,000             0
-----------------------------------------------------------------------------
Bray Family Trust ..............        60,000           60,000             0
-----------------------------------------------------------------------------
John S. Lemak ..................        60,000           60,000             0
-----------------------------------------------------------------------------
Allan Peterson .................        15,000           15,000         2,000
-----------------------------------------------------------------------------



      (1) Beneficial ownership is determined under SEC rules and generally includes voting or investment power with respect to securities and includes any securities the person has the right to acquire within 60 days of August 18, 1999 through the conversion or exercise of any security or other right.

      (2) Based solely on information supplied to the Company as of February 2, 2000 by Coastal. Includes 3,719,409 shares of common stock issuable upon conversion of the Company's Series A Preferred Stock and 1,517,308 shares of common stock issuable upon exercise of currently exercisable warrants. Includes 5,000,000 shares of common stock issuable upon exercise of a warrant which is not presently exercisable pursuant of the terms of such warrant.

      (3) Includes (i) 750,500 shares of common stock issuable upon exercise of warrants, which represents 300,000 shares of common stock issuable upon exercise of warrants issued on April 2, 1998 and an additional 450,500 shares issuable pursuant to an agreement relating to anti-dilution provisions in such warrants as of September 14, 1998, and (ii) 110,000 shares issuable upon exercise of that certain warrant dated January 13, 1999. Assumes the sale of all shares of common stock previously issued to St. James Capital Partners, L.P. upon conversion of indebtedness. Except as set forth herein, does not include any additional shares which may be acquired pursuant to anti-dilution provisions in the warrants.

      (4) Includes (i) 661,000 shares of common stock issuable upon conversion of convertible debt as of February 9, 2000 at a repayment price of $3.33 per share (which price represents 66 2/3% of the "Market Price" (as defined) of the Company's common stock on such date of determination), (ii) 3,002,001 shares of common stock issuable upon exercise of warrants, which represents 1,200,000 shares of common stock issuable upon exercise of warrants issued on April 2, 1998 and an additional 1,802,001 shares pursuant to an agreement relating to anti-dilution provisions in such warrants as of September 14, 1998, and (ii) 425,000 shares issuable upon exercise of that certain warrant dated January 13, 1999. Assumes the sale of all shares of common stock previously issued to SJMB, L.P. upon conversion of indebtedness. Except as set forth herein, does not include any additional shares which may be acquired pursuant to anti-dilution provisions in the warrants.

      (5)   Beneficial ownership as of February 10, 2000.

      (6) Assumes the sale of all shares of common stock covered by this Prospectus by the Selling Stockholders. With respect to Coastal, assumes the sale of all of the shares of common stock issuable upon conversion of the Company's Series A Preferred Stock and shares of common stock issuable or issued upon exercise of warrants held by Coastal, or issued to Coastal as dividends on the Company's Series A Preferred Stock and covered in previous registration statements of the Company on Form S-3 filed on December 30, 1997, May 22, 1998, April 2, and August 27, 1999 (File Nos. 333-35851, 333-53451,
            333-75651 and

            333-86095). With respect to St. James Capital Partners, L.P., assumes the sale of (i) 300,000 shares of common stock issuable upon the exercise of the warrants covered by the registration statement filed on May 22, 1998, (ii) 110,000 shares of common stock issuable upon exercise of warrants covered by the registration statement filed on April 2, 1999, and (iii) all remaining shares of common stock issuable upon conversion of certain indebtedness covered by the registration statement filed on August 27, 1999. With respect to SJMB, L.P., assumes the sale of (i) 1,200,000 shares of common stock issuable upon the exercise of the warrants covered by the registration statement filed on May 22, 1998, (ii) 425,000 shares of common stock issuable upon exercise of warrants covered by the registration statement filed on April 2, 1999, and (iii) all remaining shares of common stock issuable upon conversion of certain indebtedness covered by the registration statement filed on August 27, 1999. Upon completion of the offering, and after giving effect the sale of all of the shares of common stock referred to herein, each Selling Stockholder will own less than 1% of the common stock of the Company except for Coastal which will own 5%.

      Since the date on which they provided the information regarding their common stock, the Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholders may be set forth from time to time in Prospectus supplements to this Prospectus. See "Plan of Distribution."


                              PLAN OF DISTRIBUTION

      The common stock is offered on behalf of the Selling Stockholders. The common stock may be sold or distributed from time to time by the Selling Stockholders, or by donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of Intelect common stock may occur in one or more of the following methods:

      (i)   ordinary brokers' transactions;

      (ii) transactions involving cross or block trades or otherwise on the Nasdaq Small Cap Market;

      (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus;

      (iv) "at the market" to or through market makers or into an existing market for the Common Stock;

      (v) in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

      (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

      (vii) in privately negotiated transactions; or

      (viii) any combination of the foregoing.

      From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of their conversion shares, and the pledges, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder.

      From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' conversion shares to lenders or others and each of such persons will be deemed to be a Selling Stockholder for purposes of this Prospectus. The number of Selling Stockholders' conversion shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' conversion shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' conversion shares sold hereunder will otherwise remain unchanged, except that the transferees, pledges, donees or other successors will be Selling Stockholders hereunder.

      Brokers, dealers, underwriters or agents participating in the distribution of the common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The Selling Stockholders and any broker-dealers who act in connection with the sale of common stock covered by this Prospectus may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Intelect nor any Selling Stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any Selling Stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

      We will pay substantially all of the expenses incident to the registration, offering and sale of the common stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Intelect, Intelect has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      We have advised the Selling Stockholders that during such time as they may be engaged in a distribution of the common stock included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

      Because it is possible that a significant number of shares of the common stock could be sold at the same time hereunder, such sales, or the possibility thereof, may have a significant depressive effect on the market price of Intelect common stock.

      This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders.

                                  LEGAL MATTERS

      The validity of the common stock offered by the Selling Stockholders hereby will be passed upon by Ryan & Sudan, L.L.P., Houston, Texas. Philip P. Sudan, Jr. is a partner of Ryan & Sudan, L.L.P and a director of Intelect. Mr. Sudan beneficially owns 473,273 shares of common stock. Mr. James W. Ryan, a partner in Ryan & Sudan, L.L.P., beneficially owns 98,000 shares of common stock. In addition, Messrs. Ryan and Sudan are holders of certain amended and restated promissory notes (the "Promissory Notes") issued by the Company which have an aggregate principal balance of $200,000. The Promissory Notes are payable on demand in cash or in Common Stock. If a holder elects to convert his Promissory Note into Common Stock, the number of shares to which the holder would be entitled is equal to the aggregate principal and interest outstanding under the Promissory Note divided by $1.00. The Promissory Notes were originally issued on December 5, 1997 and bear interest at the prime rate plus 3%.

                                   PROSPECTUS

      NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTELECT COMMUNICATIONS, INC. (THE "COMPANY") OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
About Intelect .......................................................      2
Risk Factors .........................................................      2
Where You Can Find More Information About Intelect ...................      8
Incorporation of Certain Documents by Reference ......................      8
Use of Proceeds ......................................................      9
Selling Stockholders .................................................      9
Plan of Distribution .................................................     14
Legal Matters ........................................................     15

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Nature of Expense

SEC Registration Fee .................................................  $24,843
Legal (including Blue Sky), Printing, and Accounting Fees and Expenses  $20,000
Miscellaneous ........................................................  $ 2,000*
*Estimated
TOTAL ................................................................  $46,843


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article VII of the Registrant's Certificate of Incorporation provides that if Delaware law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

      Article XI of the Registrant's By-Laws provides that the Registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

      Article XI of the Registrant's By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of Article XI of the Registrant's By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the Stockholders.

      Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      Article XI of the Registrant's By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16. EXHIBITS.

      See Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

      The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to

      Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

      (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employer benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richardson, Texas on the 11th day of February, 2000.

                                           INTELECT COMMUNICATIONS, INC.


                                           BY: /s/ HERMAN M. FRIETSCH
                                                   HERMAN M. FRIETSCH
                                                   CHAIRMAN AND CHIEF
                                                   EXECUTIVE OFFICER

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Herman M. Frietsch, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                            TITLE                         DATE

/s/HERMAN M. FRIETSCH        Chief Executive Officer         February 11, 2000
HERMAN M. FRIETSCH           and Director (Principal
                             Executive Officer)


/s/ROBERT P. CAPPS           Executive Vice President        February 11, 2000
ROBERT P. CAPPS              and Chief Financial Officer
                             (Principal Financial Officer
                             and Principal Accounting Officer)



/s/PHILIP P. SUDAN, JR.      Director                        February 11, 2000
PHILIP P. SUDAN, JR.


/s/ANTON LIECHTENSTEIN       Director                        February 11, 2000
ANTON LIECHTENSTEIN


/s/ROBERT E. GARRISON II     Director                        February 11, 2000
ROBERT E. GARRISON II

                                  EXHIBIT INDEX

      EXHIBIT         DESCRIPTION OF EXHIBIT

      4.1 Amended and Restated Certificate of Incorporation of Intelect Communications, Inc. (1)

      4.2 Certificate of Amendment of Amended and Restated Certificate of Incorporation of Intelect Communications, Inc. (2)

      4.3       Amended and Restated By-Laws of Intelect Communications, Inc.
                (1)

      4.4 Certificate of Designations of the Series A Preferred Stock dated December 2, 1997 (1)

      4.5 Form of Registration Rights Agreement dated January 27, 2000 between Intelect Communications, Inc., the Investors named therein, and Stonegate Securities, Inc. (3)

      4.6 Registration Rights Agreement dated December 13, 1999 between Intelect Communications, Inc. and The Coastal Corporation Second Pension Trust (4)

      4.7 Form of Warrant issued to Stonegate and the Investors to purchase common stock of Intelect Communications, Inc. at $2.50 per share, subject to adjustment. (3)

      4.8 Warrant issued to Stonegate to purchase 250,000 shares of common stock of Intelect Communications, Inc. at $1.00 per share. (3)

      4.9 Warrant issued to Alpine Capital Partners, Inc. to purchase 250,000 shares of common stock of Intelect Communications, Inc. at $7.50 per share.

      4.10 Warrant issued to St. James Capital Partners, L.P. by Intelect Communications, Inc. dated April 2, 1998 exercisable as to 300,000 shares of Common Stock (5)

      4.11 Warrant issued to SJMB, L.P. by Intelect Communications, Inc. dated April 2, 1998 exerciseable as to 1,200,000 shares of Common Stock (5)

      4.12 Warrant issued to Peter Ianace by Intelect Communications, Inc. dated February 10, 2000 exerciseable as to 115,000 shares of Common Stock

      5.1       Opinion of Ryan & Sudan, L.L.P., Houston, Texas

      10.1 Settlement Agreement and Mutual Release dated February 2, 2000 between Intelect Communications, Inc., Intelect Network Technologies Company and Intelect Communications, Inc. (3)

      10.2 Subscription Agreement for Common Stock Units dated December 17, 1999 between Intelect Communications, Inc. and The Coastal Corporation Second Pension Trust. (4)

      10.3 Letter Agreement dated September 14, 1998 among Intelect Communications, Inc., St. James and Falcon Seaboard (6)

      23.1      Consent of Grant Thornton LLP

      23.2      Consent of Arthur Andersen LLP

      23.3      Consent of KPMG

      23.4      Consent of Ryan & Sudan, L.L.P. (included in Exhibit 5.1)

      --------------------

      (1) Incorporated herein by reference to Form S-4 of Intelect Communications, Inc. filed October 30, 1997 (File No. 333-39063)

      (2) Incorporated herein by reference to Form 8-K of Intelect Communications, Inc. filed March 8, 1999

      (3) Incorporated herein by reference to Form 8-K of Intelect Communications, Inc. filed February 8, 2000

      (4) Incorporated herein by reference to Form 8-K of Intelect Communications, Inc. filed December 22, 1999

      (5) Incorporated herein by reference to Form 10-Q of Intelect Communications, Inc. for the quarter ended March 31, 1998

      (6) Incorporated herein by reference to Form 8-K of Intelect Communications, Inc. filed September 16, 1998